Exhibit 99.2

James Taylor, Electric Last Mile

CNBC Squawk Box Appearance Transcript

December 11, 2020 at 7:53 AM ET

Becky Quick, CNBC

Welcome back everybody. Tesla may rule the road in the electric vehicle space, but the EV SPAC space is getting pretty crowded. Electric Last Mile Solutions is the latest company announcing EV SPAC plans this morning. Phil LeBeau is here, he joins us with a special guest. Phil?

Phil LeBeau, CNBC

Hi Becky, let’s bring in James Taylor. He is the CEO of Electric Last Mile Solutions, joining us from the company’s headquarters in Auburn Hills, Michigan. James, you and I have talked over the years, your previous life as one of the presidents of a division at General Motors. We’ll talk about the auto market in just a little bit. But first you have to tell me about ELMS SPAC and why you believe you guys will stand out in what’s going to be a very crowded electric commercial delivery van market.

James Taylor, Electric Last Mile

Right, thanks Phil. Good to see you again. Our product is different, as you can see behind me, we’ll be entering the so-called Class 1 space as the only entry in this electrified delivery market. And this e-commerce explosion, let’s call it, of demand on the last mile deliveries put a huge amount of pressure on the delivery companies to come up with economical solutions to that. And we’ll be unique at the bottom end of the market here where they’re looking for low-cost. Highlight: low-cost, reliable, and as our name says, you know, last mile delivery solutions. You said America is pretty crowded at the top end, and even the middle with some new announcements, but we’ll be the sole first mover in the bottom of this space.

Phil LeBeau, CNBC

But you know that there are a number of SPACs that have been announced that are EV related, and I hear this from people and they say, wait a second, why should I be investing in another SPAC? And they might look at your company which is spun off from a Chinese automaker within the last year, you’re pre-revenue, you’ve got pre-orders, and they might say, wait a second, why is this a good investment relative to other areas where I could put my money right now?

James Taylor, Electric Last Mile

Sure. I think the investors that certainly intend on investing in us when we close were looking at the opportunity in this space, and look at the success certainly of Tesla, off the chart, other new entrants in this space that have done quite well, recent SPACs like RIDE, or Lordstown, that have done well. And they see the market being empty, and this electrification of this specific segment is a perfect application for electric. It’s short range. It’s a commercial delivery. It comes back every night. It can be easily charged. It doesn’t really require that much range. So their reaction is they like the space and it’s a good opportunity for investment.

Phil LeBeau, CNBC

But is there enough demand out there? Look, you’ve got you guys, you’ve got Ford and GM, Ram is not going away any time soon. Rivian, I talked with their CEO, and you know RJ Scaringe, they’ve got an electric commercial delivery van coming. I mean there are so many entrants into this space. At some point somebody would look at this and say wait a second, wait a second, there are not enough contractors and small businesses to order all of these e-vans, if you will.

James Taylor, Electric Last Mile

Right, well I’d contest that pretty heavily right now based on the reaction we’ve got from our customers. We have over 30,000 preorders, and that’s a reaction to seeing the product, again unique in our space, seeing the price point, $25,000 after the federal tax credit, their calculation of so-called total cost of ownership to run this vehicle. And lastly, you know the demand—they’re looking for electric products, as you know, with extremely high pressure for them to achieve their commitments for green, for sustainability, for credits, and there’s nothing available in this bottom end space. We’re not competing with RJ, with Rivian, we’re not competing with Lordstown. We’re not up at the high ends of these other products that have entered the large, say, UPS vehicle space. So at this point in time, we’re alone at the bottom in the price point that we’ll be offering our customers.

Phil LeBeau, CNBC

James Taylor, the CEO of Electric Last Mile Solutions. James, we didn’t have time to talk about it, but you’re building this at the old Hummer plant just outside of South Bend, Indiana. At some point we’ll get down there, but we appreciate you joining us this morning, exclusively here on Squawk Box.